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                                                                     EXHIBIT 3.2

          CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

                                       OF

                        WORLD CABLE COMMUNICATIONS, INC.

              (under section 805 of the Business Corporation Law)


IT IS HEREBY CERTIFIED THAT:

FIRST:           The name of the Company is World Cable Communications, Inc.
                 (hereinafter the "Corporation"). The name under which the Company was formed is Servus Management Corporation of New York.

SECOND: The original Certificate of Incorporation was filed by the Department of State on August 27, 1982.

THIRD: This Certificate of Amendment effects amendments to the following Articles of the Corporation's Restated Certificate of Incorporation, dated March 25, 1996 and filed by the Department of State on March 27, 1996 (hereinafter the "Certificate of Incorporation"): Article I relating to the name of the Corporation; Article IV, Section 1, in which an additional two hundred forty-one (241) shares of common stock are being authorized; Subparagraphs (C)(1) of each of Section 3, Section 4 and Section 5 of Article IV relating to the date for mandatory redemption of the Preferred Stock of the Corporation; and Subparagraph (D)(1) of Section 4 of Article IV relating to the date for conversion of the Series B Preferred Stock. The full texts of the provisions to be substituted are set forth in Articles Fifth through Tenth of this Certificate of Amendment.

FOURTH: The amendments of the Certificate of Incorporation herein provided for were authorized by the unanimous written consent of the Board of Directors of the Corporation and by the unanimous written consent of the holders of all outstanding shares entitled to vote, all in accordance with Sections 803 and 804 of the Business Corporation Law.





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FIFTH:           Article I of the Certificate of Incorporation is hereby
                 amended to read in its entirety as follows:

                                   ARTICLE I

                              NAME OF CORPORATION

         The name of the Corporation is Poland Communications, Inc.

SIXTH:           Section 1 of Article IV of the Certificate of Incorporation is
hereby amended to read in its entirety as follows:

         Section 1. Authorized. The aggregate number of shares which the Corporation is authorized to issue is thirty three thousand seven hundred and two (33,702), of which twenty-four thousand fifty-one (24,051) shares are authorized for common stock, par value one cent (U.S. $0.01) per share ("Common Stock"), four thousand (4,000) shares are authorized for Series A Preferred Stock, par value of one dollar (U.S. $1.00) per share, two thousand five hundred (2,500) shares are authorized for Series B Preferred Stock, par value of one cent (U.S. $0.01) per share, two thousand (2,000) shares are authorized for Series C Preferred Stock, par value of one cent (U.S. $0.01) per share, and one thousand one hundred and fifty-one (1,151) shares are authorized for Series D Preferred Stock, par value of one cent (U.S. $0.01) per share. The Common Stock and the four series of preferred stock shall have the voting rights, designations, preferences, qualifications, privileges, limitations, options and other rights as follows:

SEVENTH: Subparagraph (C)(1) of Section 3 of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

         (1) Mandatory Redemption. On September 30, 2004, the Corporation shall be required to redeem the Series A Preferred Stock (the "Series A Redemption Date").

EIGHTH: Subparagraph (C)(1) of Section 4 of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

         (1) Mandatory Redemption. On September 30, 2004, the Corporation shall be required to redeem the Series B Preferred Stock (the "Series B Redemption Date"). Prior to the mandatory redemption of the Series B Preferred Stock, subject to the provisions of Section 4(D)(2), the holders of any shares thereof shall have the option to convert their shares into Common Stock. Prior to the mandatory redemption of the Series B Preferred Stock, if no IPO Closing has occurred by such date, all of the Series A Preferred Stock shall have been exchanged, repurchased or redeemed in full or otherwise cancelled.





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NINTH:           Subparagraph (D)(1) of Section 4 of Article IV of the
                 Certificate of Incorporation is hereby amended to read in its entirety as follows:

         (1) Conversion Ratio. Subject to and in compliance with the provisions of this Section 4(D), each holder of outstanding shares of Series B Preferred Stock shall have the right at any time, or from time to time, prior to September 30, 2004, at such holder's option, without charge by the Corporation to such holder, to convert such shares of Series B Preferred Stock into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the then applicable Conversion Ratio (as defined below) multiplied by the number of shares of Series B Preferred Stock to be converted pursuant to this Section 4(D). The Conversion Ratio per share of Series B Preferred Stock shall be 1.9448 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment from time to time as provided in Sections 4(D)(4) and 4(D)(5).

TENTH: Subparagraph (C)(1) of Section 5 of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

         (1) Mandatory Redemption. On September 30, 2004, the Corporation shall be required to redeem the Series C Preferred Stock (the "Series C Redemption Date"). Prior to the mandatory redemption of the Series C Preferred Stock, if no IPO Closing has occurred by such date, all of the Series A Preferred Stock and all of the Series B Preferred Stock shall have been converted, exchanged, repurchased or redeemed in full or otherwise cancelled.

         IN WITNESS WHEREOF, we have subscribed this Certificate of Amendment as of October ___, 1996, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.




                                       -----------------------------------------
                                       David Chase, Chairman of the Board, World
                                       Cable Communications, Inc.


                                       -----------------------------------------
                                       Cheryl Chase Freedman, Secretary, World
                                       Cable Communications, Inc.